Exhibit 99.1

Caterpillar Financial Services Corporation
1Q 2021 Earnings Release
April 29, 2021

FOR IMMEDIATE RELEASE

Cat Financial Announces First-Quarter 2021 Results
Cat Financial reported first-quarter 2021 revenues of $639 million, a decrease of $56 million, or 8%, compared with the first quarter of 2020. First-quarter 2021 profit was $140 million, a $50 million, or 56%, increase from the first quarter of 2020.
The decrease in revenues was primarily due to a $40 million unfavorable impact from lower average financing rates and a $19 million unfavorable impact from lower average earning assets.
First-quarter 2021 profit before income taxes was $196 million, a $69 million, or 54%, increase from the first quarter of 2020. The increase was primarily due to a $71 million decrease in provision for credit losses, partially offset by a $13 million increase in general, operating and administrative expenses, primarily due to higher incentive compensation. The impact of lower average financing rates was offset by lower interest expense.
The provision for income taxes reflected an estimated annual tax rate of 27% in the first quarter of 2021, compared with 26% in the first quarter of 2020.
During the first quarter of 2021, retail new business volume was $2.81 billion, an increase of $497 million, or 21%, from the first quarter of 2020. The increase was driven by higher volume in Asia/Pacific, North America, Mining and EAME, partially offset by a decrease in Latin America.
At the end of the first quarter of 2021, past dues were 2.90%, compared with 4.13% at the end of the first quarter of 2020. Past dues decreased across all portfolio segments as global markets generally improved. Write-offs, net of recoveries, were $24 million for the first quarter of 2021, compared with $30 million for the first quarter of 2020. As of March 31, 2021, the allowance for credit losses totaled $441 million, or 1.64% of finance receivables, compared with $479 million, or 1.77% of finance receivables at December 31, 2020.
"Our business delivered strong results in the first quarter, reflecting an improved economy and the Cat Financial team’s focus on executing the strategy," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "Cat Financial remains committed to serve Caterpillar customers and dealers worldwide through financial services solutions."

For 40 years, Cat Financial, a wholly owned subsidiary of Caterpillar, has provided financial service excellence to customers. The company offers a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® gas turbines, marine vessels and various operational needs. Cat Financial has offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East, with its headquarters in Nashville, Tennessee.

Caterpillar media contact: Kate Kenny, 309-361-9333 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

FIRST-QUARTER 2021 VS. FIRST-QUARTER 2020
(ENDED MARCH 31, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2021	2020	CHANGE
Revenues	$639	$695	(8)%
Profit Before Income Taxes	$196	$127	54%
Profit (excluding profit attributable to noncontrolling interests)	$140	$90	56%
Retail New Business Volume	$2,809	$2,312	21%
Total Assets at March 31 and December 31, respectively	$32,083	$31,991	—%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the ongoing global coronavirus pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.